EXHIBIT 99.1
Niagen Bioscience Reports 30% Year-Over-Year Net Sales Increase to $129.4 million, 103% Net Income Increase to $17.4 million or $0.22 Basic EPS in 2025
Net sales increased 30% year-over-year to $129.4 million in 2025
Gross margin increased 250 bps year-over-year to 64.3% in 2025
Net income increased 103% year-over-year to $17.4 million in 2025
Adjusted EBITDA increased 139% year-over-year to $20.4 million in 2025
Cash and cash equivalents totaled $64.8 million at December 31, 2025 compared to $44.7 million at December 31, 2024
Full year 2026 net sales outlook reflects between 10-15% growth, excluding the recently sold reference standards segment.

LOS ANGELES, CA - March 4, 2026 - Niagen Bioscience, Inc. (NASDAQ:NAGE) today announced its fourth quarter and fiscal year 2025 financial results.

Fourth Quarter 2025 Financial Highlights Compared to Prior Year Quarter
•Total net sales increased 16% to $33.8 million, with Tru Niagen® sales of $27.5 million, up 21% from the prior year quarter.
•Gross margin increased 160 basis points to 64.1%.
•Net income of $4.1 million compared to $7.2 million in the prior year quarter. Q4 2024 benefited from a $3.5 million reversal of previously accrued royalties and license maintenance fees, and a $1.3 million recovery of credit losses related to the Elysium Health settlement, while the current-year quarter benefited from a $2.0 million gain related to the settlement of royalty obligations.
•Basic earnings per share was $0.05, and diluted earnings per share was $0.05, compared to $0.09 earnings per share in the prior year quarter for each.
•Adjusted EBITDA, a non-GAAP measure, was $4.1 million, an increase of $0.7 million from the prior year quarter.

Full Year 2025 Financial Highlights Compared to Prior Year
•Delivered on latest financial outlook across key metrics, demonstrating strong operational execution and focus on delivering shareholder value.
•Total net sales increased 30% to $129.4 million, with Tru Niagen® sales of $97.7 million and Niagen ingredient sales of $27.9 million, up 27% and 45%, respectively.
•Gross margin increased 250 basis points to 64.3%.
•Selling and marketing expense improved 220 basis points as a percentage of net sales to 27.4%, reflecting increased operating leverage.
•Net income of $17.4 million, an increase of $8.8 million from $8.6 million in the prior year. The prior year included a $3.5 million reversal of previously accrued royalties and license maintenance fees, while 2025 included a $2.0 million gain related to the settlement of royalty obligations. Both years included a $1.3 million recovery of credit losses related to the Elysium Health settlement.
•Basic earnings per share was $0.22, and diluted earnings per share was $0.20, improving from $0.11 earnings per share in the prior year for each.
•Adjusted EBITDA, a non-GAAP measure, was $20.4 million, increasing $11.9 million year-over-year.
•Generated positive operating cash flow of $13.5 million, ending the year with $64.8 million in cash and no outstanding borrowings.

Recent Operational Highlights
•In February, 2026, the Company sold substantially all of the assets of its analytical reference standards and services operating segment to a third party in an all-cash transaction for total consideration of approximately $6.0 million, less working capital adjustments of approximately $0.2 million. As of December 31, 2025, the assets of this segment were classified as held for sale and presented as such in the Company’s consolidated balance sheets.
•In January 2026, the Company announced a partnership with Truemed enabling qualified U.S. customers to use Health Savings Account (HSA) and Flexible Spending Account (FSA) funds to purchase Tru Niagen® on the Company’s direct-to-consumer website with a Truemed Letter of Medical Necessity (LMN). This update expands payment flexibility for eligible customers and reflects continued development of the Company’s consumer sales channels.
•In December 2025, the Company acquired the core nicotinamide riboside (NR) patent portfolio from Queen’s University Belfast, resulting in sole ownership of the foundational composition-of-matter intellectual property underlying NR and its salt forms. The acquisition enhances the Company’s control over key IP supporting existing and potential future applications, including pharmaceutical development, and increases strategic and financial flexibility for the development, licensing, and commercialization of its intellectual property portfolio.
•In November 2025, the Company launched Tru Niagen® Beauty, a dietary supplement formulated with Niagen® and other clinically studied ingredients designed to support skin, hair, and nail health. The product represents an expansion of the Company’s consumer portfolio into the beauty and nutricosmetics category and reflects the continued application of NAD+ science across additional consumer health verticals.
•In November 2025, the Company announced results from a randomized, double-blind, placebo-controlled clinical trial evaluating Niagen® supplementation in individuals with long COVID. The study demonstrated that Niagen® supplementation increased NAD+ levels, supporting continued scientific evaluation of NAD+ restoration in populations experiencing prolonged post-viral symptoms.
“Niagen Bioscience delivered net sales of $33.8 million for the fourth quarter of 2025, representing a 16% increase compared to the prior year period, and generated net income of $4.1 million. For the full year, net sales were $129.4 million, an increase of 30% year-over-year, with net income of $17.4 million and operating cash flow of $13.5 million,” said Rob Fried, Niagen Bioscience Chief Executive Officer. “We ended the year with $64.8 million in cash, providing a strong financial foundation to support continued investment in our strategic priorities and growth.”

Results of operations for the three months ended December 31, 2025 compared to the prior year quarter
Net Sales for Niagen Bioscience increased 16%, or $4.7 million, to $33.8 million. Net sales growth was driven by a $4.8 million increase in Tru Niagen® sales, largely attributed to e-commerce growth, partially offset by lower ingredient sales.
Gross Margin improved 160 basis points to 64.1% driven by the sale of lower-cost inventory and improved labor and overhead utilization on higher sales volume.
Operating Expense, net increased 59%, or $6.5 million, to $17.6 million.
•General and administrative (G&A) expense increased by $6.4 million compared to the prior year quarter, primarily reflecting the absence of a $3.5 million reversal of previously accrued royalties and license maintenance fees, and a $1.3 million recovery of credit losses related to the Elysium Health legal settlement in the prior year quarter, as well as higher employee-related and share-based compensation expenses.
•Selling and marketing (S&M) expense and research and development (R&D) expense increased by $1.7 million and $0.4 million, respectively, reflecting higher investments to support brand growth, product development initiatives, and clinical activities.
•Higher operating expenses were partially offset by a $2.0 million gain recognized during the fourth quarter of 2025 related to the settlement of royalty obligations under a settlement agreement with Queen’s University Belfast.
Net Income was $4.1 million compared to $7.2 million for the fourth quarter of 2024, primarily driven by elevated operating expenses in the current year quarter, as the prior year quarter included benefits that exceeded the $2.0 million gain recognized in the current quarter.
Basic and Diluted Earnings Per Share were $0.05 and $0.05, respectively, compared to $0.09 for both basic and diluted earnings per share in the prior year quarter.
Adjusted EBITDA, a non-GAAP measure, was $4.1 million, an increase of $0.7 million from $3.4 million for the fourth quarter of 2024. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net income, the most directly comparable GAAP measure.

Results of operations for the year ended December 31, 2025 compared to the prior year
Net Sales for Niagen Bioscience increased 30%, or $29.8 million, to $129.4 million. Net sales growth was driven by $20.9 million increase in Tru Niagen® sales and $8.9 million increase in ingredient sales, largely from food-grade Niagen®.
Gross Margin improved 250 basis points to 64.3%, driven by favorable product mix, the sale of lower-cost inventory, and improved labor and overhead utilization on higher sales volume.
Operating Expense, net increased 24%, or $13.1 million, to $66.9 million.
•G&A expense increased by $8.7 million, year-over-year, reflecting the absence of a $3.5 million reversal of previously accrued royalties and license maintenance fees recorded in 2024, as well as higher employee-related expenses, share-based compensation, and professional and consulting fees.
•S&M expense increased by $6.0 million and R&D expense of $0.3 million, reflecting increased investments to support brand growth, product development initiatives, and clinical activities.
•Higher operating expenses were partially offset by a $2.0 million gain recognized during 2025 related to the settlement of royalty obligations under an agreement with Queen’s University Belfast.
Net Income was $17.4 million compared to $8.6 million for fiscal year 2024.
Basic and Diluted Earnings Per Share were $0.22 and $0.20, respectively, compared to a $0.11 for both basic and diluted earnings per share in the prior year.
Adjusted EBITDA, a non-GAAP measure, was $20.4 million, an increase of $11.9 million compared to $8.5 million for fiscal year 2024. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net income, the most directly comparable GAAP measure.
Cash Flow from Operating Activities had a net cash inflow of $13.5 million, compared to $12.1 million for fiscal year 2024 driven by improvements in net income, largely offset by increased investment in working capital, including higher inventory levels to support business growth.
Cash and cash equivalents totaled $64.8 million at December 31, 2025, compared to $44.7 million at December 31, 2024.

2026 Outlook
▪Net sales: Increasing between 10-15% year-over-year excluding 2025 revenue attributable to the Analytical Reference Standards and Services segment, driven primarily by e-commerce business and new strategic partnerships.
▪Gross margin: Slight improvement year-over-year, driven by improvements in inventory cost and product mix.
▪Sales & marketing: Increase in absolute dollars, but stable as a percentage of sales, driven by optimized investments to drive customer acquisition and support the launch of new verticals.
▪Research & development: Increase in absolute dollars, driven by investment into pharmaceutical development and continued external research initiatives.
▪General & administrative: $4.0 million to $5.0 million increase driven by infrastructure investments and legal expenses to support the growth of existing business and new market launches, as well as increased share-based compensation expense with the absence of credit loss recovery.

Investor Conference Call
A live webcast will be held Wednesday, March 4, 2026 at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time) to discuss Niagen Bioscience’s fourth quarter and fiscal year 2025 financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investor Relations section of Niagen Bioscience’s website at https://investors.niagenbioscience.com. The toll-free dial-in information for this call is 1-800-715-9871 with Conference ID: 8584242.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern Standard Time on March 4, 2026 to 11:59 p.m. Eastern Daylight Time on March 11, 2026. The replay of the call can also be accessed by dialing 1-800-770-2030, using the Replay ID: 8584242 followed by the # key.

Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from Niagen Bioscience’s Chief Executive Officer, statements related to the Company’s 2026 financial outlook including but not limited to revenue growth, gross margin, expenses, and investment plans.
Risks that contribute to the uncertain nature of the forward-looking statements include: our relationships with major customers; a decline in general economic conditions nationally and internationally; the market and size of the vitamin mineral and dietary supplement market and the intravenous market; decreased demand for our products and services; market acceptance of our products; the ability to protect our intellectual property rights; impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; our ability to develop pharmaceutical business; inability to raise capital to fund continuing operations or new product development; changes in government regulation or regulatory priorities of government officials; the ability to complete customer transactions and capital raising transactions; inflationary conditions and adverse economic conditions; our history of operating losses; the growth and profitability of our product sales; our ability to maintain and grow sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; unanticipated developments in and risks related to the Company’s ability to secure adequate quantities of pharmaceutical-grade Niagen in a timely manner; the Company’s ability to obtain appropriate contracts and arrangements with U.S. FDA-registered 503B outsourcing facilities required to compound and distribute pharmaceutical-grade Niagen to clinics; the Company’s ability to remain on the U.S. FDA Bulk Drug Substances Nominated for Use in Compounding Under Section 503B of the Federal Food, Drug, and Cosmetic Act Category 1 list; the Company’s ability to maintain and enforce the Company’s existing intellectual property and obtain new patents; whether the potential benefits of NRC can be further supported; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities, including with respect to products seeking to compete in our market; mislabeling or other misleading marketing practices by competitors; economic and market instability, including as a result of tariffs or trade conflicts; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and Niagen Bioscience undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About Niagen Bioscience, Inc.:

Niagen Bioscience is a global bioscience company dedicated to healthy aging. The Niagen Bioscience team, which includes world-renowned scientists, is pioneering research on NAD+ (nicotinamide adenine dinucleotide), an vital coenzyme found in every cell of the human body. NAD+ levels decline with age and exposure to everyday lifestyle stressors, among other factors, and may be increased through supplementation with NAD+ precursors. Niagen Bioscience is the innovator behind the NAD+ precursor nicotinamide riboside chloride (“NRC” or “NRCL”, commonly referred to as “NR”), commercialized as the flagship ingredient Niagen®, available in both food and pharmaceutical grades. Nicotinamide riboside chloride and other NAD+ precursors are protected by Niagen Bioscience’s patent portfolio.

The Company delivers Niagen® as the sole or principal dietary ingredient in its consumer product line Tru Niagen® available at www.TruNiagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies, including food-grade Niagen® and pharmaceutical-grade Niagen®, and supplies these ingredients as raw materials to the manufacturers of consumer products and U.S. FDA-registered 503B outsourcing facilities, respectively. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on X @NiagenBio and Instagram @NiagenBioscience, @TruNiagen, and @NiagenPlus and subscribe to our latest news via our website accessible at www.NiagenBioscience.com to which Niagen Bioscience regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations
KCSA Strategic Communications
Valter Pinto, Managing Director
1 (212) 896-1254
Niagen@kcsa.com

Media Relations
Kendall Knysch
Senior Director of Media Relations & Partnerships
+1 (310) 405-5227
Kendall.Knysch@NiagenBio.com

Niagen Bioscience, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
(In thousands, except per share data)
Sales, net	$33,839	$29,125	$129,423	$99,597
Cost of sales	12,135	10,928	46,234	38,011
Gross profit	21,704	18,197	83,189	61,586
Operating expenses:
Sales and marketing	10,414	8,716	35,506	29,469
Research and development	1,710	1,315	6,330	6,016
General and administrative	7,477	1,055	27,057	18,375
Gain on settlement of royalty obligation	(1,983)	—	(1,983)	—
Total operating expenses, net	17,618	11,086	66,910	53,860
Operating income	4,086	7,111	16,279	7,726

Interest income, net	552	373	2,127	1,129
IRS ERTC disallowance	(214)	—	(214)	—
Total nonoperating income, net	338	373	1,913	1,129

Income before provision for income taxes	4,424	7,484	18,192	8,855
Provision for income taxes	292	305	810	305
Net income	$4,132	$7,179	$17,382	$8,550

Net income per share attributable to common stockholders:
Basic	$0.05	$0.09	$0.22	$0.11
Diluted	$0.05	$0.09	$0.20	$0.11

Weighted average common shares outstanding:
Basic	78,972	76,945	79,178	75,929
Diluted	84,444	81,681	85,436	78,125

Niagen Bioscience, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
(In thousands except par values, unless otherwise indicated)	2025	2024
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $152 for both periods presented	$64,788	$44,660
Trade receivables, net of allowances of $147 and $95, respectively	9,741	7,768
Inventories	20,424	9,192
Assets held for sale	541	—
Prepaid expenses and other assets	1,312	2,482
Total current assets	96,806	64,102

Leasehold improvements and equipment, net	1,323	1,719
Intangible assets, net	5,660	359
Right-of-use assets	2,192	1,730
Other long-term assets	425	368
Total assets	$106,406	$68,278

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,796	$8,526
Accrued expenses	7,722	7,817
Current maturities of operating lease obligations	1,002	982
Current maturities of finance lease obligations	—	12
Customer deposits	399	611
Total current liabilities	19,919	17,948
Deferred revenue	2,674	2,579
Operating lease obligations, less current maturities	1,815	1,657
Deferred consideration liability	5,465	—
Total stockholders’ equity	76,533	46,094
Total liabilities and stockholders’ equity	$106,406	$68,278

Niagen Bioscience, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

The following table presents selected data from our consolidated statements of cash flows for the years presented:

	Year Ended December 31,
(In thousands)	2025	2024
Net cash provided by / (used in):
Operating activities	$13,504	$12,109
Investing activities	(292)	(143)
Financing activities	6,916	5,369
Net increase in cash and cash equivalents	20,128	17,335
Cash and cash equivalents beginning of year	44,660	27,325
Cash and cash equivalents at end of year	$64,788	$44,660

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended				Full Year 2025
(In thousands)	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Net income, as reported	$5,063	$3,609	$4,578	$4,132	$17,382
Adjustments:
Interest income, net	(459)	(552)	(564)	(552)	(2,127)
Provision for income taxes	168	128	222	292	810
Depreciation	158	158	157	139	612
Amortization of intangibles	37	38	38	60	173
Noncash lease expense	173	159	164	169	665
Share-based compensation	1,075	1,488	1,756	1,748	6,067
Severance and restructuring	4	21	10	53	88
Gain on settlement of royalty obligation (1)	—	—	—	(1,983)	(1,983)
Recovery of credit losses related to legal settlement (2)	(1,325)	—	—	—	(1,325)
Adjusted EBITDA	$4,894	$5,049	$6,361	$4,058	$20,362
(1) Represents a gain related to the settlement of royalty obligations from a settlement agreement with Queen's University of Belfast.
(2) The recovery of credit losses relates to the legal settlement with Elysium Health, LLC in 2024, reversing a bad debt write-off from 2019.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended				Full Year 2024
(In thousands)	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Net income (loss), as reported	$(492)	$(15)	$1,878	$7,179	$8,550
Adjustments:
Interest income, net	(239)	(241)	(276)	(373)	(1,129)
Provision for income taxes	—	—	—	305	305
Depreciation	178	170	164	151	663
Amortization of intangibles	38	37	38	38	151
Noncash lease expense	174	163	164	169	670
Share-based compensation	984	1,185	735	752	3,656
Severance and restructuring	27	276	185	(4)	484
Reversal of previously accrued royalties and license maintenance fees (1)	—	—	—	(3,521)	(3,521)
Recovery of credit losses related to legal settlement (2)	—	—	—	(1,325)	(1,325)
Adjusted EBITDA	$670	$1,575	$2,888	$3,371	$8,504
(1) The reversal previously accrued royalties and license maintenance fees is related to a supplemental agreement with Dartmouth, which waived certain obligations under the exclusive license agreements.
(2) The recovery of credit losses relates to the legal settlement with Elysium Health, LLC in 2024, reversing a bad debt write-off from 2019.

Non-GAAP Financial Information:
To supplement Niagen Bioscience’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. Niagen Bioscience believes the presentation of this non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income before (a) interest, (b) provision for income taxes, (c) depreciation, (d) amortization, (e) non-cash share-based compensation costs, (f) severance and restructuring expense and (g) other infrequent items, including the gain recognized in nonoperating income related to a royalty settlement, reversal of previously accrued royalties and license maintenance fees and recoveries of previously recognized credit losses from a legal settlement. While Niagen Bioscience believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not prepared in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.